PRICE COMMUNICATIONS CORPORATION
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NEWS RELEASE                                         Contact:

 MAY 10, 2005                                        ROBERT PRICE
                                                     212-757-5600

                        PRICE COMMUNICATIONS CORPORATION
                      ANNOUNCES EPS OF $.07 FOR 1ST Q 2005

      Price Communications Corporation (NYSE:PR) announced today its results for the quarter ended March 31, 2005. Earnings per share were $.07 for the quarter compared to $.11 for the quarter ended March 31, 2004, primarily due to decreased gains realized on the Company's investments in marketable securities caused by less favorable stock market conditions during the period. The following table presents the highlights for the quarter.

                                             THREE MONTHS ENDED
                                                  MARCH 31,
                                                  (000's)
                                               2005      2004
                                               ----      ----
Income from Verizon partnership                $8,420    $8,299
Other income, net                                 962     4,459
Net income                                      3,997     6,130
Net income per share (basic)                    $0.07     $0.11
Weighted average shares outstanding            56,216    56,592

      In connection with the results, Robert Price, President of the Company said:

            "We continue to look selectively at prudent new business opportunities including mutual fund management companies, banks, cellular properties, independent telephone companies, broadcasting and/or publishing companies, and the idea of converting our company into a closed-end investment company. A possible liquidation of the Company is also an option, and we will present that proposal to shareholders at our next annual meeting."

      On August 15, 2002 Price Communications Corporation completed the exchange of its cellular business to Verizon, when the cellular telephone assets of its Price Communications Wireless subsidiary were exchanged for a preferred limited partnership interest in a new partnership controlled by Verizon Wireless. This interest will be exchangeable in 2006 into the common stock of Verizon Communications, Inc. or possibly earlier if a Verizon Wireless IPO occurs.

      Price Communications Corporation is a New York Stock Exchange public company. It is also traded on the Chicago Stock Exchange (symbol:PR.M), the Boston Stock Exchange (symbol:PR.B), the Pacific Stock Exchange (symbol:PR.P), and trades in Euros on the Frankfurt and Munich Stock Exchanges. It is headquartered in New York City.

              THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED OR IMPLIED IN SUCH FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING INFORMATION INVOLVES RISKS AND UNCERTAINTIES THAT COULD SIGNIFICANTLY AFFECT EXPECTED RESULTS. THESE RISKS AND UNCERTAINTIES ARE DISCUSSED IN THE COMPANY'S SEC FILINGS, INCLUDING, BUT NOT LIMITED TO, THE COMPANY'S ANNUAL REPORT ON FORM 10-K.